Exhibit 10.5

AMERICAN SURGICAL
HOLDINGS, INC.

MASTER SECURED
PROMISSORY NOTE

THIS MASTER SECURED PROMISSORY NOTE HAS BEEN ACQUIRED FO INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

AMERICAN S1TRGICAL HOLDINGS, INC.
Master Secured Promissory Note
$2,715,000.00
Dated: July 23, 2008

RECITALS

WHEREAS, American Surgical Holdings, Inc., a Delaware corporation with its principal executive office at 10039 Bissonnet #250, Houston, Texas 77036-7852 (the "Company") has previously received loans in the form of Promissory Notes (the "Notes") from each of the noteholders set forth on Schedule A hereto, each having an address set forth thereon (each a "Holder", and collectively, the "Holders") in the aggregate face principal amounts set forth thereon and on the dates set forth thereon;

WHEREAS, pursuant to the terms of that certain Noteholder Agency Agreement, dated as of May 2, 2007, by and among the Holders and Dawson James Securities, Inc., a Florida corporation ("Dawson James"), the Company and the Holders appointed Dawson James as agent for the Holders and Dawson James accepted such appointment (in such capacity, the "Note Holder's Agent");

WHEREAS, the Company has requested that the Holders agree to waive as Events of Default the Company's failure to make interest payments as required under Section 4 of the Notes and the failure to pay when due the principal amounts due thereunder (the "Existing Defaults");

WHEREAS, subject to the terms hereunder, the Holders have consented to such request to waive the Existing Defaults;

WHEREAS, the Company hereby issues this Master Secured Promissory Note (as the same may be amended, restated, modified or supplemented from time to time, the "Master Note" and, together with all related agreements, instruments and documents, including but not limited to the Security Agreement, dated as of the date hereof, by and among the Company and the Holders (the "Security Agreement") and any UCC Financing Statement Filings made by or on behalf of the Company to or in favor of the Holders, as the same may be amended, restated, modified or supplemented from time to time, the "Loan Documents") in place of each of the Notes; and

WHEREAS, each of the Holders acknowledge receipt of this Master Note as a replacement for the Notes.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of each of the Holders, or his/her/its registered assigns, on the earlier of March 31, 2009, as same may be extended in accordance with Section 2D, or upon the completion of a Qualified Offering (as defined herein) or a Liquidity Event (as defined herein), unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the "Maturity Date"), the aggregate face principal amount set forth next to each of their names on Schedule A hereto (collectively, the "Principal Amount"), and interest on the Principal Amount (as set forth in Section 4) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Master Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 4 hereof.

As of the date of this Master Note, by virtue of the Company's execution of this Master Note and each of the Holders acceptance hereof , each of the Notes shall be cancelled and shall cease to exist and the Holders shall cease to have any rights with respect thereto.

A "Qualified Offering" means the completion of an offering or offerings of Company securities, including any offering of debt or equity securities, or securities convertible into debt or equity securities, in the amount of no less than $3.0 million, For the purposes of this definition, if the Company completes multiple discrete offerings of securities, such securities shall be aggregated in order to determine if the $3.0 million amount has been obtained.

A "Liquidity Event" means any of the following: (i) a merger of the Company into or with another person or any sale or transfer of the equity interests of the Company in any such case in which the equity holders of the Company immediately prior to such transaction possess less than 50% of the Company's or the surviving entity's issued and outstanding equity interests immediately after such transaction; or (ii) the sale by the Company of all or substantially all of its assets.
Copies of all payments shall be sent to Dawson James Securities, Inc., 925 South Federal Highway, 6` Floor, Boca Raton FL 33432, Attn: Donald Shek.

Any payment by the Company pursuant to this Master Note shall be made without set-off or counterclaim and in immediately available funds and shall be applied first toward interest, then toward any fees, expenses and costs due, and then toward principal.

The Principal Amount of this Master Note may be prepaid in whole or in part at any time, without penalty or premium and without any prior written notice to the Holders before the Maturity Date; provided, that all accrued and unpaid interest and any other charges accrued as of the date of prepayment are also paid in full; provided further, that any prepayments will be distributed to the Holders in accordance with their percentage interests as set forth on Schedule A hereto. Any prepayments shall not result in deferment or delay of the due date of any subsequent payment(s).

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Master Note and (ii) agrees, in the event of an Event of Default that continues for more than thirty (30) days, to pay to the holders of this Master Note, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Master Note.

1. Acknowledgment and Waiver of Defaults. The Company hereby acknowledges and confirms that the Existing Defaults have occurred under the Notes. Upon the acceptance of this Master Note by the Note Holder's Agent for and on behalf of each of the Holders, the Holders shall be deemed to have waived the Existing Defaults, provided that such execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of any Holder under the Notes, nor constitute a waiver of any subsequent violations of any of the provisions of this Master Note or a waiver of any other Events of Defaults which may have occurred.

           2.Security; Unit Offering; Extension.

A. The obligations of the Company hereunder shall be secured obligations of the Company, to be secured by the collateral set forth in the Security Agreement and any UCC Financing Statement Filings made by or on behalf of the Company to or in favor of the Holders; provided that the Company is and shall be permitted to use its current trade accounts receivables in connection with obtaining working capital financing, so long as a minimum of $1,000,000 of the proceeds from any such financing facility are used to pay down the outstanding Principal Amount on this Master Note, and that upon the payment of an aggregate of such $1,000,000 on this Master Note, the security interests of the Holders in such receivables shall be automatically released, and Debtor shall be authorized to file a termination statement terminating any UCC-1 financing statements with respect to such lien and security interest.

B. Reference is hereby made to the Loan Documents (which are incorporated herein by reference as fully and with the same effect as if set forth herein at length) for a statement of the covenants and agreements contained therein, a statement of the rights, remedies, and security afforded thereby, and all matters therein contained.

C. The Notes were part of a Unit issue (the "Offering") conducted by the Company pursuant to its Private Placement Memorandum dated May 4, 2007 (including all exhibits and appendices thereto, the "Offering Documents") pursuant to which the Company issued $2,715,000 in principal amount of Notes.

D. If, on or before March 31, 2009, (i) the Company has paid down $1,357,500 of the Principal Amount without using any of the amounts held in the Escrow Fund (as defined herein) and (ii) no Event of Default is then continuing for more than thirty (30) days, the Maturity Date shall automatically be extended to December 31, 2009 for the remaining Principal balance of this Master Note and any accrued and unpaid interest.

3.Right of Participation in a Qualified Offering.

A. If the Company commences a Qualified Offering prior to the Maturity Date, in lieu of repayment of principal and interest on this Master Note, a Holder, at its option, may acquire securities in the Qualified Offering in the amount of such principal and interest at a purchase price per security equal to eighty-five percent (85%) of the price per security sold in the Qualified Offering.

B. If the Company commences a Qualified Offering prior to the Maturity Date, the Company will deliver to the Holders a notice (the "Offer Notice"), stating the price and other terms and conditions thereof not later than fifteen (15) business days prior to the closing date of the Qualified Offering. The Holders will thereafter have the right to convert the Principal Amount and interest accrued pursuant to this Master Note into the securities issuable in the Qualified Offering at a purchase price per security equal to eighty-five percent (85%) of the price per security sold in the Qualified Offering, calculated as of the date the Qualified Offering is completed, by providing written notice to the Company delivered not later than ten (10) days after the receipt of the Offer Notice. The notice requirements set forth herein will apply to any Qualified Offerings commenced prior to the Maturity Date. This right of conversion under this Section 3(B) shall be available to the Holders only prior to (and not on or after) the Master Note has been paid in full.

4.            Computation of Interest; Payments.

                              A.            Base Interest Rate. Subject to Section 4B, the outstanding Principal Amount shall bear a simple interest at the rate of fifteen percent (15%) per annum, provided that in no event shall the interest rate exceed the Maximum Rate provided in Section 4B below. Accrued interest will be due and payable on the Maturity Date. Interest shall be based on a 360 day year.

B.             Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Master Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Master Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holders had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity, In no event shall any agreed-to or actual exaction as consideration for this Master Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

C.            Initial Payment. Upon execution of this Master Note, $419,934.42 shall be due and payable by the Company to the Holders to pay down outstanding interest owed through June 30, 2008 on the Principal Amount pursuant to the terms of the original Notes.

D.            Escrow. The Monthly Payments described in Section 4E below required to be made by the Company shall be placed in an escrow account for the benefit of the Holders pursuant to, and subject to the conditions of, an escrow agreement, dated as of the Effective Date, by and among [Sterling Bank], as escrow agent (the "Escrow Agent"), the Note Holder's Agent and the Company (the "Escrow Agreement").

E.            Monthly Payments. So long as any amounts due hereunder remain outstanding, the Company shall be required to make monthly payments to the Escrow Agent to be to be held in escrow and disbursed pursuant to and in accordance with the terms of the Escrow Agreement as follows (collectively, the "Escrow Fund"):

(i) $50,000 due on the last day of each month with the first such payment due August 30, 2008; provided that the $50,000 shall be increased to $65,000 starting with the payment due January 31, 2009 until the Master Note has been repaid in full; provided further that, at a minimum, such funds shall be used to pay down interest due on the Principal Amount on a quarterly basis and that any amounts remaining shall continue be held as part of the Escrow Fund to be released in accordance with the terms of the Escrow Agreement, including to pay down principal as may be determined in the Note Holder's Agent's sole and absolute discretion; and

(ii) $52,000, representing a holdback of compensation and expense allowances of the four principals of the Company as calculated on Exhibit A, with the first of such monthly payments due upon execution of the Escrow Agreement and, thereafter, each payment shall be due on the first day of the month thereafter until the Maturity Date.

5.            Covenants of Company.

                                A.              Affirmative Covenants. The Company (for this purpose to include all subsidiaries of the Company) covenants and agrees that, so long as this Master Note shall be outstanding, it will perform the obligations set forth in this Section 5A:

(i)            Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

(ii)            Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(iii)            Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Holders or their agents;

(iv)            Monthly Financial Reports. From the date hereof until the Maturity Date, the Company will submit a financial reporting package to the Note Holder's Agent on a monthly basis which shall include a sales/billing journal, a receivables collection report, payroll register reports (salaried, 1099 and principals) and any other information as may be requested by the Note Holder's Agent (the "Monthly Report"). The Company shall be required to deliver the Monthly Report to the Note Holder's Agent within twenty (20) calendar days of the end of each calendar month prior to the Maturity Date and until such time as this Master Note has been repaid in full;

(v)            Certain Expenses. Within five (5) business days of approving any individual expenses in excess of $25,000 and/or any expenditures not in the ordinary course of business, the Company shall deliver to the Note Holder's Agent a copy of the relevant board or audit committee minutes or written consent setting forth the resolutions approving such expense(s);

(vi)            Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Holders of:

(a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

(b) the delivery of any notice effecting the acceleration of any indebtedness.

B. Negative Covenants, The Company (for this purpose to include all subsidiaries of the Company) covenants and agrees that, so long as this Master Note shall be outstanding, it will perform the obligations set forth in this Section 5B (unless waived by or on behalf of the Holders):

               (i)             Liquidation, Dissolution, etc. The Company will not engage in a Liquidity Event;

                                                                (a) Sales of Assets. The Company will not sell, transfer, lease or otherwise dispose of any of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business

(ii)            Redemptions. The Company will not redeem or repurchase any outstanding equity securities of the Company;

(iii)            Indebtedness. The Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness for borrowed money (except for the incurrence of trade and vendor payables in the ordinary course of business) except that outstanding on the date hereof and indebtedness which has the prior approval of the Holders or their representative;

(iv)             Transactions with Affiliates, Except as set forth in the Offering Documents, without the prior consent of the Holders or any of his/her/its representative, which consent shall not be unreasonably withheld, the Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated directly or indirectly with the Company (including officers, directors and shareholders owning five percent (5%) or more of the Company's outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company.

(v)            Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

(vi) Compensation of Principals. The Company will not, in any form or any manner, increase or add to the compensation and/or benefits received by the four principals set forth on Exhibit A unless unanimously consented to by the independent members of the board of directors;

6.            Events of Default,

A.            General. The term "Event of Default" shall mean any of the events set forth in this Section 6A (the term "Company" for this purpose shall include all subsidiaries of the Company):

(i)            Non-Payment of Obliaations. The Company shall default in the payment of the principal or accrued interest of this Master Note as and when the same shall become due and payable, whether by acceleration or otherwise, and such amount shall remain unpaid for a period of thirty (30) days after the due date.

(ii)            Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 5A, which default shall continue uncured for thirty (30) days after notice thereof.

(iii)            Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 5B, which default shall continue uncured for thirty (30) days after notice thereof.

(iv)            Bankruptcy, Insolvency, etc. The Company shall:

(a)admit in writing its inability to pay its debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

               (v)           Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $50,000 or the Company breaches any of the terms of any Agreement with the Holders, including but not limited to this Master Note, the Security Agreement or the Escrow Agreement, and such is not cured within thirty (30) days.

B.             Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (d) of Section 6A shall occur, the outstanding Principal Amount of this Master Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C.             Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section 6A) shall occur for any reason, whether voluntary or involuntary, and be continuing, for thirty (30) days after notice, the Holders may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of this Master Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

7.Reimbursement of Expenses.

A. From and after the Effective Date, the Company shall be required to reimburse the Note Holder's Agent's expenses and costs in equal monthly installments of $3,000 per month for so long as any amounts under this Master Note remain outstanding. The first such payment shall be due upon execution of this Master Note and each such monthly payment shall be due on the 15th of the month until the Master Note has been paid in full and shall be paid directly to the Note Holder's Agent.

B. Upon execution, legal fees in the amount of not more than $           NEED O DETERMINE] shall be due and payable directly to Greenberg Traurig, P.A.

8  Miscellaneous.

A.              Parties in Interest. All covenants, agreements and undertakings in this Master Note binding upon the Company or the Holders shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Holders, respectively, whether so expressed or not.

B.              Governing Law. This Master Note shall be governed by the laws of the State of Texas as applied to contracts entered into and to be performed entirely within the State of Texas ..

C.              Consent to Jurisdiction. The Debtor irrevocably consents to the jurisdiction of the Courts of the State of Texas, County of Harris or the United States District Court for the Southern District of Texas located in the County of Harris in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agrees to service of process to the address of the Debtor set forth herein by certified mail, return receipt requested.

D.              Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.

E.             No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Master Note has been executed and delivered on the date first above written by a duly authorized representative of the Company.

AMERICAN SURGICAL HOLDINGS, INC a Delaware corporation

By: /s/ Zak W. Elgamal
Name: Zak W. Elgamal Title: Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

Note Holder's Agent,
for and on behalf of the Holders

DAWSON JAMES SECURITIES, INC
a Florida corporation

By: /s/ Albert J. Pollak
Name: Albert J. Pollak
Title: President

SCHEDULE A

Promissory Notes

	NOTEHOLDER	AGGREGATE FACE PRINCIPAL AMOUNT	ORIGINAL ISSUE /DATE	PERCENTAGE
1.
2.
3.
4.
5.
6.
7.
TOTAL:

American Surgical Holdings, Inc.
Noteholders pursuant to Master Secured Promissory Note dated July 23, 2008

Name	Address	Amount	Closing Date	% Note owned
Samax Family Ltd. Partnership	Attn: Dr. Andrew Margulies 413 N. Queens Ave. Massapequa, NY 11758	$10,000	07/02/07	0.368%
Barbour, Catherine C.	551 Park Estates Square Venice, FL 34293	$25,000	06/07/07	0.921%
Booth, Robert & Miriam	5364 Lakemont Himrod Rd. Dundee, NY 14837	$25,000	06/07/07	0.921%
Halprin, Robert & Jacqueline JT/WROS	16541 Greenview Lane Huntington Beach, CA 92649	$25,000	06/07/07	0.921%
Zippmart, Lisa	1759 Praire View Lane Ovieda, FL, 32765	$25,000	06/07/07	0.921%
VlacDonald, Evan	17 Ester Drive Bedford, NJ 03110	$25,000	06/07/07	0.921%
Raz, James	4482 Ashlwn Drive Flint, MI 48507	$25,000	06/07/07	0.921%
Roesch, Ben	331 McKinley Blvd. Paramus, NJ07652	$25,000	06/07/07	0.921%
Schroeder, Harold & Patricia	7584 Congress Road Lodi, OH 44254	$25,000	06/07/07	0.921%
Witt, Steve	134 Sunrise Court Oconto Falls, WI 54154	$25,000	06/07/07	0.921%
Bodenstein, Dr. Alvin	53 Bristol Drive Boynton Beach, FL 33436	$25,000	07/02/07	0.921%
Caranfiiian, James	235 S. Dwight Place Englewood, NJ 07631	$25,000	07/02/07	0.921%
Ezratty, Era S. Ezratty, Rochelle B.	2105 Holland Way Merrick, NY 11566	$25,000	07/02/07	0.921%
Burgess, Robert E.	28455 SW Herd Lane Hillsboro, OR 97123	$25,000	07/02/07	0.921%
Calaco, Cleto	383 Durnsford Road London SW198EF United Kingdom	$25,000	07/02/07	0.921%
Habbyshaw, Patricia Habbyshaw, James	12061 Chamberlain Road Aurora, OH 44202	$25,000	07/02/07	0.921%
Friedman, Jack	506 NW Skyline Crest Road Portland, OR 97229	$25,000	07/02/07	0.921%
White, Michael R.	2117 Kelton Ave. Los Angeles, CA 90025	$25,000	07/02/07	0.921%
Liu, Douglas	6801 Wolf Creet Court Clarksville, MD 21029	$30,000	06/07/07	1.105%
Samax Family Ltd. Partnership	Attn: Dr. Andrew Margulies 413 N. Queens Ave. Massapequa, NY 11758	$35,000	07/02/07	1.289%
Gulati, Subhash	157 Davenport Ave. New Rochelle, NY 10805	$40,000	07/02/07	1.473%
Dunkin, Art	5028 Hunting Hills Circle Roanoke, VA 24014	$50,000	06/07/07	1.842%
Inghilterra, Carmela	320 Greens Ridge Road Stuartsville, NJ 08886	$50,000	06/07/07	1.842%

Meikrantz, James	677 Linden Ave. Los Altos, CA 94022	$50,000	06/07/07	1.842%
Curley, John - Curley-Jennings Patricia	58 Valley View Ave. Summit, NJ 07901	$50,000	07/02/07	1.842%
IVM Productions C/O Rosenberg, Alex	IVM Productions - 321 190th Street, Sunny Isle Beach, FL 33160	$50,000	07/02/07	1.842%
Genna, Thomas	126 Bold Maine Shore Rd. Barnegat, NJ 08005	$50,000	07/02/07	1.842%
Burley, John IRA	58 Valley View Ave. Summit, NJ 07901	$50,000	07/02/07	1.842%
Equidebt Financial Group, Inc. Attn: Gharitzis, Mark	88885 S. Hwy AlA Melbourne Beach, FL 32951	$50,000	07/02/07	1.842%
Giamanco, Joseph	4 Whiterock Terrance Holmdel, NJ 07733	$50,000	07/02/07	1.842%
Brunker, Philip	38 Cromwell Road Luton Bedfordshire Lu31D-N UK	$50,000	07/02/07	1.842%
Marcin, Mary Lou	8752 W. Leland Ave. Chicago, IL 60656	$50,000	07/02/07	1.842%
Fitzmaurice, M. Paul Shean, M. Lisabeth	130 Linden Ave. Haddonfield, NJ 08033	$50,000	07/02/07	1.842%
Blan, Jay R.	15 Mohawk Drive Livingston, NJ 07039	$50,000	07/02/07	1.842%
Garofalo, Frank J.	One Devonshire Place #3109 Boston, MA 02109	$50,000	07/02/07	1.842%
O'Mara, Robert	8 Youngs Road Basking Ridge, NJ 07920	$50,000	07/02/07	1.842%
Mirotznik, Michael	2995 Judith Drive South Bellmore, NY 11710	$50,000	07/02/07	1.842%
Gugerman, Nathan	205 Harding Drive South Orange, NJ 07079	$50,000	07/02/07	1.842%
Christensen, John	2900 N. Flagler Drive West Palm Beach, FL 33407	S100,000	06/07/07	3.683%
Bourge, Dr. Robert	UAB School of Medicine 311 Tinsley Harrison Tower 1900 University Blvd. Birmingham, AL 35294	$100,000	07/02/07	3.683%
Rockmore Investment Master Fund LTD	Rock:more Capital Attn: Brian Daly 150 E. 58th St. 28th Floor New York, NY 10155	$100,000	07/02/07	3.683%
Jenkins, David	1342 N. Lakeway Palm Beach, FL 33480	$125,000	06/07/07	4.604%
David J. Jenkins Family Foundation	Attn. David Jenkins , Trustee 1342 N. Lakeway Palm Beach, FL 33480	$125,000	06/07/07	4.604%
Sack, Steve	1795 Harvard Ave. Merrick, NY 11566	$150,000	07/02/07	5.525%
Sack, Steve	1795 Harvard Ave. Merrick, NY 11566	$150,000	07/02/07	5.525%
Vestal Venture Capital	Attn. Mr Allan Lyons 6471 Enclave Way Boca Raton, FL 33496	$475,000	06/07/07	17.495%

	Totals	$2,715,000		100.000%

AMERICAN SURGICAL
HOLDINGS, INC.

LOAN AND SECURITY

AGREEMENT

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of July 23, 2008, by American Surgical Holdings, Inc., a Delaware corporation with its principal executive office at 10039 Bissonnet #250, Houston, Texas 77036-7852 (the "Debtor"), and each of the noteholders listed on Annex A hereto, or any oftheir designees or assignees (each, a "Secured Party", collectively, the "Secured Parties").

BACKGROUND

A. The Debtor has entered into a Master Secured Promissory Note, dated as of the date hereof, in favor of the Secured Parties in aggregate face principal amount of Two Million Seven Hundred Fifteen Thousand Dollars and 00/100 (82,715,00.00) (as the same may be amended, restated, modified or supplemented from time to time, the "Master Note" and, together with all related agreements, instruments and documents, including but not limited to this Agreement, as the same may be amended, restated, modified or supplemented from time to time, the "Loan Documents"). Capitalized terms used but not defined herein shall have the meanings given to such terms as set forth in the Master Note.

B. The Debtor desires to grant to the Secured Parties security interests in the property described herein to secure all of the Debtor's obligations and undertakings to the Secured Parties under the Loan Documents.

C. Pursuant to the terms of that certain Noteholder Agency Agreement, dated as of May 2, 2007, by and among the Secured Parties and Dawson James Securities, Inc., a Florida corporation ("Dawson James"), the Secured Parties appointed Dawson James as agent for the Secured Parties and Dawson James accepted such appointment (in such capacity, the "Note Holder's Agent");

NOW, THEREFORE, the Note Holder's Agent, for and on behalf of the Secured Parties, and the Debtor, intending to be legally bound hereby, agrees as follows:

SECTION 1
SECURITY INTEREST

1.1 Description. As security for the payment of all obligations and undertakings of every kind or nature whatsoever of the Debtor to the Secured Parties, whether now existing or hereafter incurred, matured or unmatured, direct or indirect, primary or secondary, related or unrelated or due or to become due, arising under the Loan Documents, and any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor; the payment of all amounts advanced by the Secured Parties to preserve, protect, defend, and enforce its rights hereunder and in the following property in accordance with the terms of this Agreement; and the payment of all expenses incurred by the Secured Parties in connection therewith, the Debtor hereby assigns and grants to the Secured Parties a continuing lien on and security interest in, upon and to the following property (the "Collateral"):

(a)             Accounts, Contract Rights, Etc. All of the Debtor's now owned and hereafter acquired, created, or arising accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments, letters of credit and goods; provided however, that the Debtor's current trade accounts receivables may be used in connection with obtaining working capital financing so long as a minimum of One Million Dollars and 00/100 ($1,000,000.00) of proceeds from any such financing facility are used to pay down principal on the Master Note, provided, however, that upon receipt of an aggregate of such $1,000,000 by the Holders, this lien and security interest on Debtor's trade accounts receivable created under this Section 1(a) shall be automatically released, and Debtor shall be authorized to file a termination statement terminating any UCC-1 financing statements with respect to such lien and security interest.

(b)             Litigation. All of the Debtor's right, title and interest to pending and threatened claims, actions, suits, etc., including, but not limited to the pending and threatened claims with the United Healthcare Insurance Company ("United") with respect to charge-backs in 2007 and 2008; the denied and underpaid reimbursement claims by United and the claims against Aetna Insurance ("Aetna") for underpayments of reimbursement claims during the Debtor's Aetna contract period from March 2007 to May 2008.

(c)             Commercial Tort Claims. All of the Debtor's commercial tort claims executed and delivered by the Debtor to the Secured Parties; and

(d)             Proceeds. The proceeds specified in section 1.1(a) and (b) less any expenses, fees and attorneys fees accrued in the course of realizing such proceeds.

All terms defined in the Uniform Commercial Code as in effect in the State of Texas from time to time (the "UCC") and used herein shall have the same definitions as specified in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

1.2 Lien Documents. As the Secured Parties deems necessary, the Debtor shall execute and deliver to the Secured Parties, or have executed and delivered (all in form and substance satisfactory to the Secured Parties), any agreements, documents, instruments and writings, required to evidence, perfect or protect the Secured Parties' lien and security interest in the Collateral required hereunder or as the Secured Parties may request from time to time. Each Secured Party agrees not to exercise any of its rights or remedies with respect to any of the Collateral unless and until the Debtor incurs an Event of Default.

1.3 Other Actions.

(a) Each Secured Party is hereby authorized to file financing statements and amendments to financing statements without the Debtor's signature in accordance with the UCC. The Debtor hereby authorizes each Secured Party to file all financing statements and amendments to financing statements describing the Collateral in any filing office as a Secured Party, in its sole discretion may determine, including financing statements listing the Collateral described in section 1.1 The Debtor agrees to comply with the requirements of all state and federal laws and requests of a Secured Party in order for a Secured Party to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing such documents as a Secured Party may require to obtain control (as defined in the UCC) over all deposit accounts, letter of credit rights and investment property.

(b) In addition to the foregoing, the Debtor shall do anything further that may be reasonably required by the Secured Parties to secure the Secured Parties and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At the Secured Parties request, the Debtor shall also immediately deliver (with execution by the Debtor of all necessary documents or forms to reflect, implement or enforce the security interest of the Secured Parties described herein) to the Secured Parties all items of which the Secured Parties must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

1.4 Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

1.5 Landlord/Warehouseman Waiver. The Debtor will cause each owner of any premises occupied by the Debtor or to be occupied by the Debtor and each warehouseman of any warehouse, where, in either event, Collateral is held, to execute and deliver to the Secured Parties an instrument, in form and substance satisfactory to the Secured Parties, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow the Secured Parties to remain on such premises to dispose of or deal with any Collateral located thereon.

1.6 Power of Attorney. Zak Elgamal or his representative is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Debtor (without requiring it to act as such) with full power of substitution to do the following: (a) execute in the name of the Debtor, schedules, assignments, instruments, documents and statements that the Debtor is obligated to give the Secured Parties hereunder or is necessary to perfect (or continue to evidence the perfection of such security interest); (b) during the continuance of an Event of Default, endorse the name of the Debtor upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to the Debtor and constitute collections on the Debtor's accounts or other Collateral; and (c) during the continuance of any Event of Default, do such other and further acts and deeds in the name of the Debtor that the Secured Parties may reasonably deem necessary or desirable to enforce any Account or other Collateral or perfect a Secured Party's security interest in the Collateral.

SECTION 2
REPRESENTATIONS AND WARRANTIES

The Debtor represents and warrants to the Secured Parties each of the following:

2.1 Corporate Organization. The Debtor (i) is duly organized and validly existing under the laws of its state of formation, (ii) has the power and authority to operate its business and to own its property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification.

2.2 Non-Contravention. The making and performance of this Agreement and other agreements executed in connection herewith will not (immediately, with the passage of time or with the giving of notice or both):

(a) violate the certificate of incorporation or by-laws of the Debtor or result in a default under any contract, agreement or instrument to which the Debtor is a party or by which the Debtor or its property is or may be bound, or

(b) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Debtor, except such as are in favor of the Secured Parties.

2.3 Power and Authority, The Debtor has the power and authority to enter into and perform this Agreement and to incur the obligations herein and therein provided for, and has taken all proper and necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement.

2.4 Enforceable. This Agreement is valid, binding and enforceable against the Debtor in accordance with its terms.

2.5 Consents and Approvals. All necessary consents, approvals or authorizations of, or filing, registration or qualification with, any person, required to be obtained by the Debtor in connection with the execution and delivery of this Agreement or the undertaking or performance of any obligation hereunder has been obtained.

2.6 Names and Intellectual Property.

(a) For the past five (5) years, the Debtor has not conducted business under or used any other name (whether corporate or assumed). The Debtor is the sole owner of the corporate name identified in this Agreement as American Surgical Holdings, Inc. and any and all business done and all invoices issued in such trade name are the Debtor's sales, business and invoices.

2.7 Title. The Collateral is free and clear of any and all liens, claims, encumbrances or security interests other than the security interests, except for any security arrangement resulting from selling or pledging of trade accounts receivable provided that the Secured Party receives a minimum of One Million Dollars ($1,000,000) from such financing to be applied towards any outstanding balance owing on the Master Note at the time of such financing.

2.8 Perfection. This Agreement is effective to create in favor of the Secured Parties legal, valid and enforceable security interest in all right, title and interest of the Debtor in the Collateral, and when financing statements and mortgages have been filed in the offices of the jurisdiction of formation under the Debtor's name, the Secured Parties will have a perfected security interest in the Collateral, superior in right to any and all other liens, security interest or other encumbrances existing or future, other than the security interest in favor of the Secured Parties, and provided, however, that upon receipt of an aggregate of such $1,000,000 by the Holders, the Security Holders' lien and security interest on Debtor's trade accounts receivable created under this Section 1(a) shall be automatically released, and Debtor shall be authorized to file a termination statement terminating any UCC-1 financing statements with respect to such lien and security interest.

2.8 Places of Business. The only places of business of the Debtor, and the places where the Debtor keeps and intends to keep its Collateral, are at the addresses set forth below:

10039 Bissonnet #250, Houston, Texas 77036-7852;

2.9 Insurance. The Debtor currently maintains insurance from reputable insurance carriers and which is adequate for the business of the Debtor.

2.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of the Debtor's knowledge) threatened by or against or affecting the Debtor in any court or before any governmental agency (or any basis therefore known to the Debtor) which may result, either separately or in the aggregate, in a material adverse effect on the Debtor. The Debtor will promptly inform the Secured Parties in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against the Debtor.

SECTION 3
COVENANTS

3.1 The Debtor covenants that:

(a)            Payment of Taxes and Claims. The Debtor shall pay, before they become delinquent, the following:

(i) All taxes, assessments and governmental charges or levies imposed upon it or upon the Debtor's property, and

(ii) All claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons entitled to the benefit of statutory or common law liens or other encumbrances, which, if unpaid, would result in the imposition of a lien or other encumbrance upon its property; provided, however, that the Debtor shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by the Debtor, and if the Debtor shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with generally accepted accounting principles ("GAAP"); which deferment of payment is permissible so long as no lien or other encumbrance has been entered and the Debtor's title to, and its right to use, its property are not materially adversely affected thereby.

(b)             Property. The Debtor shall maintain its property in its current condition (normal wear and tear excepted) and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its property, and will pay all rentals when due for all real estate leased by the Debtor.

(c)             Property Insurance, Public and Products Liability Insurance. The Debtor shall maintain insurance (i) on all insurable tangible property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as the Debtor. In the event the Debtor fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, a Secured Party may do so for the Debtor, but the Debtor shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard lender loss payable clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of the Secured Parties under which all losses thereunder shall be paid to the Secured Parties as the Secured Parties interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to the Secured Parties and shall insure the Secured Parties notwithstanding the act or neglect of the Debtor. The Debtor further covenants that all insurance premiums owing under its current policies have been paid. The Debtor shall notify the Secured Parties, immediately, upon the Debtor's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(d)             Financial Records. The Debtor shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. The Debtor shall not change its fiscal year end date without the prior written consent of the Secured Parties.

(e)             Corporate Existence and Rights, The Debtor shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises. The Debtor shall maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses.

(f) Compliance with Laws, The Debtor: (i) shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, environmental laws) and (ii) shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses. The Debtor shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any governmental authority against Debtor or any property of the Debtor.

(g)             Issue Taxes. The Debtor shall pay all taxes (other than taxes based upon or measured by any of the Secured Party's income or revenues or any personal property tax), if any, in connection with the recording of any lien documents. The obligations of the Debtor hereunder shall survive the termination of this Agreement

(h)             Merger, Consolidation, Dissolution or Liquidation. The Debtor shall not merge or consolidate with any other person or commence a dissolution or liquidation.

(i) Sale of Property. The Debtor shall not engage in any sale of its assets, except in the ordinary course of business and other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such sale and such equipment becomes part of the Collateral.

0) Liens and Encumbrances/Indebtedness. The Debtor shall not: (i) execute a negative pledge agreement with any person covering any of the Collateral, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), the Collateral, whether now owned or hereafter acquired, to be subject to a lien, security interest or other claim or encumbrance except for Permitted Liens. As used herein, "Permitted Liens" means: (i) liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons; (ii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; and (iii) provided however, that the Debtor's current trade accounts receivables may be used as collateral in connection with obtaining working capital financing so long as a minimum of One Million Dollars and 00/100 ($1,000,000.00) of proceeds from any such financing facility are used to pay down principal on the Master Note, provided, however, that upon receipt of an aggregate of such $1,000,000 by the Holders, this lien and security interest on Debtor's trade accounts receivable created under this Section 1(a) shall be automatically released, and Debtor shall be authorized to file a termination statement terminating any UCC-1 financing statements with respect to such lien and security interest..

(k) First Priority Lien. Subject to the provisions of Section 1.1, the Secured Parties shall have a perfected, first priority lien in and upon all of the Collateral. The Debtor represents and warrants that it has no indebtedness of any kind, other than trade payables in the ordinary course of business as of the date hereof, and shall not enter into any loan, credit agreement, revolver, debenture transaction or incur any other indebtedness during the time any outstanding balance is due under the Master Note, provided, however, that the Debtor's current trade accounts receivables may be used as collateral in connection with obtaining working capital financing so long as a minimum of One Million Dollars and 00/100 ($1,000,000.00) of proceeds from any such financing facility are used to pay down principal on the Master Note, provided, however, that upon receipt of an aggregate of such $1,000,000 by the Holders, this lien and security interest on Debtor's trade accounts receivable created under this Section 1(a) shall be automatically released, and Debtor shall be authorized to file a termination statement terminating any UCC-1 financing statements with respect to such lien and security interest,

(l)           Other Agreements. The Debtor shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs the Debtor's ability to perform under this Agreement, or under any other instrument, agreement or document to which the Debtor is a party or by which it is or may be bound.

(m)             Change of Location or Jurisdiction of Organization. The Debtor agrees that it shall not change its name or jurisdiction of organization without thirty (30) days prior written notice to the Secured Parties and that if the location of the Collateral changes from the locations set forth herein or if its principal place of business changes from that indicated in Section 2.9 of this Agreement, the Debtor will immediately notify each Secured Party in writing of the additions or changes to the locations of the Collateral,

(n)             Commercial Tort Claims. The Debtor shall provide written notice to each Secured Party of any commercial tort claim claiming to which the Debtor is or becomes a party or which otherwise inures to the benefit of the Debtor. Such notice shall contain a sufficient description of the commercial tort claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable) and an explanation of the events giving rise to such claim. If requested by the Secured Parties, the Debtor shall grant the Secured Parties a security interest in such commercial tort claim in which the Debtor is plaintiff or cross-claimant as additional Collateral. The Debtor shall execute and deliver such instruments, documents and agreements as the Secured Parties may require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to any existing security agreement all in form and substance satisfactory to the Secured Parties. The Debtor authorizes the Secured Parties to file (without the Debtor's signature), financing statements or amendments to existing financing statements as the Secured Parties deems necessary to perfect the security interest.

(o)            Maintenance of Collateral, The Debtor will maintain the Collateral in good order, and the Debtor will not use the Collateral for any unlawful purpose and will not sell any Collateral without the written consent of the Secured Parties, except if such sale is in the ordinary course of business or as otherwise permitted by this Agreement. The Debtor will immediately advise the Secured Parties in writing of any material loss or damage to the Collateral.

(p)            Litigation Matters. The Debtor shall provide monthly reports on the status of the United and Aetna matters set forth in Section 1.1(b) above

(q)            Master Note Compliance. The Debtor shall comply with all covenants contained in the Master Note.

SECTION 4
DEFAULT

4.1 Events of Default. The breach or non-performance of any covenant, representation or warranty in this Agreement and the occurrence of a default under any of the Loan Documents (after any applicable cure or grace period) shall constitute an event of default hereunder (each, an "Event of Default") and the Secured Parties shall thereupon have the option to declare the Debtor in default under this Agreement, and all other existing and future agreements of any kind (related or unrelated) with the Secured Parties, and declare all existing and future liabilities, indebtedness and obligations of the Debtor to the Secured Parties, whether matured or contingent, related or unrelated, due or to become due, immediately due and payable including, but not limited to, interest, principal, reasonable and actual expenses, advances to protect the Secured Parties position and all of the Secured Parties rights hereunder and thereunder, all without demand, notice, presentment or protest or further action of any kind.

4.2 Rights and Remedies on Default. In addition to all other rights, options and remedies granted to the Secured Parties under this Agreement (each of which is also then exercisable by the Secured Parties), the Secured Parties may, upon the occurrence of an Event of Default, exercise any other rights granted to it under the UCC and any other applicable law, including, without limitation, the following rights and remedies:

(a) the right to take possession of, send notices, and directly collect the Collateral, with or without judicial process (including, without limitation the right to notify the United States postal authority to redirect all mail addressed to the Debtor to an address designated by the Secured Parties);

(b) by its own means or with judicial assistance, enter the Debtor's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and the Debtor shall not resist or interfere with such action;

(c) require the Debtor at the Debtor's expense to assemble all or any part of the Collateral and make it available to the Secured Parties at any place designated by the Secured Parties;

(d) The Debtor hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by the Secured Parties without prior notice to the Debtor. The Debtor covenants and agrees not to interfere with or impose any obstacle to the Secured Parties' exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder; and

(e) To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, the Debtor acknowledges and agrees that it is not commercially unreasonable for the Secured Parties to do any of the following:

(i) fail to incur expenses reasonably deemed significant by the Secured Parties to prepare the Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain third party consents for access to the Collateral to be disposed of or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of;

(iii) fail to exercise collection remedies against account debtors or other persons obligated on the Collateral or to remove liens, security interests or other encumbrances on or any adverse claims against the Collateral;

(iv) exercise collection remedies against account debtors and other persons obligated on the Collateral directly or through the use of collection agencies and other collection specialists;

(v) advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature;

(vi) contact other persons, whether or not in the same business as the Debtor, for expressions of interest in acquiring all or any portion of the Collateral;

(vii) hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the collateral is of a specialized nature;

(viii) dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets;

(ix) dispose of assets in wholesale rather than retail markets;

(x) disclaim disposition warranties;

(xi) purchase insurance or credit enhancements to insure the Secured Parties against risks of loss, collection or disposition of the Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of the Collateral; or

(xii) (1) to the extent deemed appropriate by the Secured Parties, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Parties in the collection or disposition of any of the Collateral.

The Debtor acknowledges that the purpose of this Section 4.2(e) is to provide non-exhaustive indications of what actions or omissions by the Secured Parties would not be commercially unreasonable in the Secured Parties' exercise of remedies against the Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 4.2(e). Without limitation upon the foregoing, nothing contained in this Section 4.2(e) shall be construed to grant any rights to the Debtor or to impose any duties on the Secured Parties that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 4.2(e)

4.3 Nature of Remedies. The Secured Parties shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the liabilities and obligations of the Debtor to the Secured Parties in any order. All rights and remedies granted the Secured Parties hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Secured Parties may proceed with any number of remedies at the same time until all existing and future liabilities and obligations of the Debtor to the Secured Parties, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Secured Parties, upon the occurrence of an Event of Default, may proceed against the Debtor, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

SECTION 5
MISCELLANEOUS

5.1 Governing Law. This Agreement, and all related agreements and documents shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its otherwise applicable principles of conflicts of laws. The provisions of this Agreement and other agreements and documents referred to herein are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

    5.2 Waiver,

(a) No omission or delay by the Secured Parties in exercising any right or power under this Agreement or any other document will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver of the Secured Parties' rights hereunder will be valid unless in writing and signed by the Secured Parties, and then only to the extent specified.

(b) The Debtor releases the Secured Parties, their agents, administrators and executors, their officers, employees and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them arising through the date hereof, unless caused solely by wilful misconduct or gross negligence.

5.3 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

5.4 Signatories. Each individual signatory hereto represents and warrants that he/she/it is duly authorized to execute this Agreement on behalf of his/her/its principal and that he/she/it executes the Agreement in such capacity and not as a party.

5.5 Successors and Assigns. All provisions herein shall inure to, become binding upon the successors, representatives, trustees, administrators, executors, heirs and assigns of the parties hereto.

   5.6 Consent to Jurisdiction. The Debtor irrevocably consents to the jurisdiction of the Courts of the State of Texas, County of Harris or the United States District Court for the Southern District of Texas located in the County of Harris in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agrees to service of process to the address of the Debtor set forth herein by certified mail, return receipt requested.

    5.7 Waiver of Jury Trial. The Debtor and the Secured Parties hereby waive any and all rights any may have to a jury trial in connection with any litigation commenced by or against the Secured Parties with respect to rights and obligations of the parties hereto.

   5.8 No Marshalling. The Secured Parties shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the obligations (or any of them) secured hereunder or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Parties' rights under this Agreement or under any other instrument creating or evidencing any of the obligations secured hereunder or under which any of such obligations is outstanding or by which any of such obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Debtor hereby irrevocably waives the benefits of all such laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

AMERICAN SURGICAL HOLDINGS, INC a Delaware corporation

By: /s/ Zak W. Elgamal
Name: Zak W. Elgamal Title: Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

Note Holder's Agent,
for and on behalf of the Holders

DAWSON JAMES SECURITIES, INC
a Florida corporation

By: /s/ Albert J. Pollak
Name: Albert J. Pollak
Title: President